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                                                                   EXHIBIT 10.22

           COMPENSATION ARRANGEMENTS WITH CERTAIN EXECUTIVE OFFICERS

      The following table sets forth the 2006 salary for the Company's executive officers being identified by name pursuant to Item 11 and the compensation disclosures in the Company's Proxy Statement for its 2006 Annual Meeting of Shareholders that is incorporated by reference into such Item 11. The table also sets forth each such officer's 2006 incentive compensation target, as a percentage of salary, and his 2006 grant of options under the Company's 1997 Stock Incentive Plan.

                                     2006            INCENTIVE            2006
                                     BASE          COMPENSATION          OPTION
                                   SALARY (1)          TARGET (2)        GRANT (3)
Alfred G. Hansen                   $  450,000              75%            20,000
     President and CEO

Don T. Scartz                      $  277,400              50%            14,500
     Executive Vice President and Chief Financial Officer

James S. Childress                 $  235,900              45%             7,400
     Vice President and General Manager, LXE

T. Gerald Hickman                  $  190,400              45%             6,100
     Vice President and General Manager, EMS Wireless

Neilson A. Mackay                  $  280,200*             45%             3,300
     Vice President and General Manager, SATCOM

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*Based on exchange rate for the Canadian dollar as of March 20, 2006

(1) As approved by the Compensation Committee of the Board of Directors.

(2) Actual incentive compensation payment is determined based on Company or divisional performance during 2006, primarily with reference to actual profit before taxes compared with targets approved by the Compensation Committee in February 2006. For corporate officers, the determination is weighted 100% based on corporate performance. For divisional officers, the determination is weighted 70% based on divisional performance and 30% based on corporate performance. Except in unusual circumstances as determined by the Committee, no incentive compensation is paid if actual performance is at 80% or less of targeted performance. Performance above target would normally result in a 2-for-1 percentage increase in incentive compensation, except that the maximum payment based on divisional performance is 150% of target.

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(3) Granted on February 17, 2006, at an option price of $18.05 per share. First exercisable to the extent of 25% of the optioned shares on February 17, 2007, and with respect to an additional 25% on each of the subsequent three anniversaries of that date. However, options do not become exercisable on the specified dates if, for the preceding calendar year, the Company (for Messrs. Hansen and Scartz) or the General Manager's division fails to achieve at least 80% of planned earnings performance, as specified by the Compensation Committee at the beginning of each such year. The options expire at the end of 6 years.

Each officer participates in the Company's 401(k) and Retirement Benefit Plans on the same terms as all other full-time employees, and the Company does not currently provide a supplemental retirement plan for its executive officers.